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As filed with the Securities and Exchange Commission on December 7, 2017

Registration Statement No. 333-221375

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIBROCELL SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	87-0458888 (I.R.S. Employer Identification Number)

405 Eagleview Boulevard
Exton, Pennsylvania 19341
(484) 713-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John M. Maslowski
President and Chief Executive Officer
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, Pennsylvania 19341
(484) 713-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven J. Abrams Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 (267) 675-4600	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    (File No. 333-221375)

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

          This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 (this "Amendment") relates to Fibrocell Science, Inc.'s (the "Registrant") Registration Statement on Form S-1 (File No. 333-221375), as amended (the "Registration Statement"), declared effective on December 6, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16 of Part II as set forth below.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

 EXHIBIT INDEX

EXHIBIT NO.		IDENTIFICATION OF EXHIBIT
1.1	**	Form of Underwriting Agreement

2.1		Debtors' First Amended Joint Plan of Reorganization dated July 30, 2009 and Disclosure Statement (incorporated by reference to as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 12, 2009 and as Exhibit 99.1 to our Form 8-K, filed September 2, 2009)

3.1		Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed December 13, 2012)

3.2		Certificate of Amendment of the Restated Certificate of Incorporation filed April 26, 2013 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed April 29, 2013)

3.3		Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended, filed July 19, 2013 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 22, 2013)

3.4		Certificate of Amendment of the Restated Certificate of Incorporation filed July 12, 2016 (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 4, 2016)

3.5		Fourth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015)

3.6		Amendment to Fourth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015)

3.7		Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed March 8, 2017)

3.8		Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed March 10, 2017)

4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed November 23, 2009)

4.2		Form of Common Stock Purchase Warrant used for the Series E Preferred Stock offering (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed May 14, 2012)

4.3		Form of Amended and Restated Common Stock Purchase Warrant issued to our prior 12.5% Note holders (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed October 9, 2012)

4.4		Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed September 8, 2016)

4.5		Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed September 8, 2016)

EXHIBIT NO.		IDENTIFICATION OF EXHIBIT
4.6		Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed March 8, 2017)

4.7	**	Form of Underwriter's Common Stock Purchase Warrant

4.8	**	Form of Common Stock Purchase Warrant

4.9	**	Form of Pre-funded Common Stock Purchase Warrant

5.1	*	Opinion of Hogan Lovells US LLP

10.1		Lease Agreement between Isolagen, Inc. and The Hankin Group dated April 7, 2005 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed April 12, 2005)

10.2		Amendment to Lease Agreement between Fibrocell Science, Inc. and The Hankin Group dated February 17, 2012 (incorporated by reference to Exhibit 10.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed March 30, 2012)

10.3		Securities Purchase Agreement dated October 5, 2012 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed October 9, 2012)

10.4		Registration Rights Agreement dated October 5, 2012 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed October 9, 2012)

10.5		Stock Issuance Agreement dated October 5, 2012 between the Company and Intrexon Corporation (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed October 9, 2012)

10.6		Amendment and Conversion Agreement dated October 5, 2012 between the Company and the Holders of the Company's Notes (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed October 9, 2012)

10.7		Exclusive Channel Collaboration Agreement between Intrexon Corporation and Fibrocell Science, Inc. (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed April 1, 2013)

10.8		First Amendment to Exclusive Channel Collaboration Agreement between the Company and Intrexon Corporation dated June 28, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed July 1, 2013)

10.9		Supplemental Stock Issuance Agreement between the Company and Intrexon Corporation dated June 28, 2013 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed July 1, 2013)

10.10		Second Amendment to Exclusive Channel Collaboration Agreement between the Company and Intrexon Corporation dated January 10, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed January 13, 2014)

10.11		Supplemental Stock Issuance Agreement between the Company and Intrexon Corporation dated January 10, 2014 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed January 13, 2014)

10.12		Letter Agreement to Exclusive Channel Collaboration Agreement, as amended, between Fibrocell Science, Inc. and Intrexon Corporation dated September 29, 2015 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed November 5, 2015)

EXHIBIT NO.		IDENTIFICATION OF EXHIBIT
10.13	♦	Exclusive Channel Collaboration Agreement, dated December 31, 2015, between Fibrocell Science, Inc. and Intrexon Corporation (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed January 4, 2016)

10.14	†	Fibrocell Science, Inc. 2009 Equity Incentive Plan, as amended and restated as of March 11, 2017 (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed May 10, 2017)

10.15	†	Amendment to the Fibrocell Science, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 4, 2016)

10.16		Form of Nonqualified Stock Option Agreement for Employee Grants under Fibrocell Science, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015)

10.17		Form of Nonqualified Stock Option Agreement for Director Grants under Fibrocell Science, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015)

10.18		Form of Incentive Stock Option Agreement for Employee Grants under Fibrocell Science, Inc. 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015)

10.19	†	Amendment to Stock Option Agreement by and between the Company and David Pernock dated March 11, 2015 (incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed March 13, 2015)

10.20	†	Employment Agreement between the Company and David Pernock dated November 15, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed November 18, 2013)

10.21	†	Employment Agreement between the Company and Keith A. Goldan dated March 18, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 18, 2015)

10.22	†	Employment Agreement between the Company and Michael F. Marino dated June 1, 2015 (incorporated by reference to Exhibit 10.1 to our Form 10-Q for the quarter ended June 30, 2015, filed August 7, 2015)

10.23	†	Employment Agreement between the Company and John Maslowski dated September 14, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed September 16, 2015)

10.24	†	Separation Agreement and Release, dated November 4, 2016, and Supplemental Release, dated January 4, 2017, by and between the Company and Keith A. Goldan (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-K, filed March 9, 2017)

10.25	†	Separation Agreement and General Release by and between the Company and David Pernock dated December 18, 2016 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed December 19, 2016)

10.26	†	Offer Letter by and between the Company and John M. Maslowski dated December 18, 2016 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed December 19, 2016)

EXHIBIT NO.		IDENTIFICATION OF EXHIBIT
10.27	†	Separation Agreement and General Release by and between the Company and Michael F. Marino dated January 25, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed January 26, 2017)

10.28	†	Separation Agreement and General Release by and between the Company and Kimberly M. Smith dated March 3, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 3, 2017)

10.29		Agreement for the Purchase and Sale of Convertible Debt and Common Stock Warrants dated August 9, 2016 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed November 3, 2016)

10.30		Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed September 8, 2016)

10.31		Controlled Equity Offering Sales Agreement by and between the Company and Cantor Fitzgerald & Co. dated January 21, 2016 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed January 21, 2016)

10.32		Form of Securities Purchase Agreement by and between the Company and other signatories thereto dated March 7, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed March 8, 2017)

10.33		Engagement Letter, dated May 8, 2017, by and between the Company and AC Lordi (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed May 9, 2017)

21		Subsidiaries of Fibrocell Science, Inc. (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed March 09, 2017 (File No. 001-31564)

23.1	**	Consent of PricewaterhouseCoopers LLP

23.2	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	**	Power of attorney (included on the signature page of the registration statement filed on November 6, 2017)

*
Filed herewith.

**
Previously filed.

†
Indicates management contract or compensatory plan or arrangement.

♦
Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended, or Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Exton, Commonwealth of Pennsylvania, on this 7th day of December, 2017.

FIBROCELL SCIENCE, INC.
By:	/s/ JOHN M. MASLOWSKI
	Name:	John M. Maslowski
	Title:	President and Chief Executive Officer

Signature		Title	Date

/s/ JOHN M. MASLOWSKI John M. Maslowski		Director, President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 7, 2017
* Douglas J. Swirsky		Chairman of the Board	December 7, 2017
* Kelvin Moore		Director	December 7, 2017
* Marc Mazur		Director	December 7, 2017
* Julian Kirk		Director	December 7, 2017
* Marcus Smith		Director	December 7, 2017
* Christine St. Clare		Director	December 7, 2017
By:	/s/ JOHN M. MASLOWSKI John M. Maslowski Attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 16. Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
SIGNATURES